Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2024 Results

Raises Fiscal 2024 Outlook

Lakewood, Colorado, May 9, 2024. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2024 ended March 31, 2024.

Highlights for Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023

●	Net sales increased 8.8% to $308.1 million;
●	Daily average comparable store sales increased 7.5%, and increased 10.2% on a two-year basis;
●	Net income was $8.0 million, with diluted earnings per share of $0.35;
●	Adjusted EBITDA was $19.7 million; and
●	Opened one new store.

“Second quarter results were outstanding as we delivered record quarterly sales, margin expansion, and significant earnings growth. Daily average comparable store sales accelerated to 7.5%, driven by a 3.9% increase in transaction size, including item count growth, and a 3.5% increase in transaction count," said Kemper Isely, Co-President. “Natural Grocers is very differentiated in the market and highly relevant to consumers. Our sales momentum reflects our effective engagement with our loyal and resilient customer base that prioritizes products with health and sustainability attributes. We believe that our high product quality standards, emphasis on value and Always AffordableSM prices, customer service, and convenient shopping experience continue to resonate with consumers to make us a leading destination for natural and organic products in our communities.”

Mr. Isely continued, “Strong sales growth, combined with effective expense management, generated operating leverage and drove a 34.6% year-over-year increase in diluted earnings per share to $0.35. Based upon the strength of our results through the second quarter, we are raising our fiscal 2024 outlook for daily average comparable store sales growth and diluted earnings per share.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2024 Compared to Second Quarter Fiscal 2023

During the second quarter of fiscal 2024, net sales increased $24.8 million, or 8.8%, to $308.1 million, compared to the second quarter of fiscal 2023, due to a $21.1 million increase in comparable store sales and a $5.2 million increase in new store sales, partially offset by a $1.5 million decrease in net sales related to closed stores. Daily average comparable store sales increased 7.5% in the second quarter of fiscal 2024, comprised of a 3.9% increase in daily average transaction size and a 3.5% increase in daily average transaction count. The increase in net sales was driven by increases in transaction counts, items per transaction, retail prices, and new store sales. Marketing initiatives, including {N}power® rewards program offers and market-specific campaigns, enhanced customer engagement, which contributed to sales growth.

Gross profit during the second quarter of fiscal 2024 increased $7.9 million, or 9.6%, to $90.4 million, compared to $82.5 million in the second quarter of fiscal 2023. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 20 basis points to 29.3% during the second quarter of fiscal 2024, compared to 29.1% in the second quarter of fiscal 2023. The increase in gross margin was driven by store occupancy cost leverage, partially offset by lower product margin attributable to product mix.

Store expenses during the second quarter of fiscal 2024 increased 6.2% to $69.2 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 22.5% during the second quarter of fiscal 2024, down from 23.0% in the second quarter of fiscal 2023. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the second quarter of fiscal 2024 increased 10.7% to $9.5 million, driven by higher compensation expenses. Administrative expenses as a percentage of net sales were 3.1% in the second quarter of fiscal 2024, up from 3.0% in the second quarter of fiscal 2023.

Operating income for the second quarter of fiscal 2024 was $11.3 million, compared to $8.4 million in the second quarter of fiscal 2023. Operating margin during the second quarter of fiscal 2024 was 3.7%, compared to 3.0% in the second quarter of fiscal 2023.

Net income for the second quarter of fiscal 2024 was $8.0 million, or $0.35 diluted earnings per share, compared to net income of $5.9 million, or $0.26 diluted earnings per share, for the second quarter of fiscal 2023.

Adjusted EBITDA for the second quarter of fiscal 2024 was $19.7 million, compared to $16.8 million in the second quarter of fiscal 2023.

Operating Results — First Six Months Fiscal 2024 Compared to First Six Months Fiscal 2023

During the first six months of fiscal 2024, net sales increased $46.1 million, or 8.2%, to $609.8 million, compared to the first six months of fiscal 2023, due to a $38.4 million increase in comparable store sales and a $10.6 million increase in new store sales, partially offset by a $2.9 million decrease in sales related to closed stores. Daily average comparable store sales increased 6.9% in the first six months of fiscal 2024, and was comprised of a 3.4% increase in daily average transaction count and a 3.3% increase in daily average transaction size. The increase in net sales was driven by increases in transaction counts, retail prices, new store sales, and items per transaction. Marketing initiatives, including {N}power® rewards program offers and market-specific campaigns, enhanced customer engagement, which contributed to sales growth.

Gross profit during the first six months of fiscal 2024 increased $17.9 million, or 11.1%, to $179.1 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased to 29.4% during the first six months of fiscal 2024, compared to 28.6% in the first six months of fiscal 2023. The increase in gross margin was driven by higher product margin attributed to effective pricing and promotions, and store occupancy cost leverage.

Store expenses during the first six months of fiscal 2024 increased 6.5% to $137.2 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 22.5% during the first six months of fiscal 2024, down from 22.8% in the first six months of fiscal 2023. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the first six months of fiscal 2024 increased 12.3% to $18.9 million, driven by higher compensation expenses. Administrative expenses as a percentage of net sales were 3.1% during the first six months of fiscal 2024, up from 3.0% in the first six months of fiscal 2023.

Operating income for the first six months of fiscal 2024 was $22.1 million, compared to $14.8 million in the first six months of fiscal 2023. Operating margin during the first six months of fiscal 2024 was 3.6%, compared to 2.6% in the first six months of fiscal 2023.

Net income for the first six months of fiscal 2024 was $15.7 million, or $0.68 diluted earnings per share, compared to net income of $10.3 million, or $0.45 diluted earnings per share, for the first six months of fiscal 2023.

Adjusted EBITDA for the first six months of fiscal 2024 was $38.5 million, compared to $30.6 million in the first six months of fiscal 2023.

Balance Sheet and Cash Flow

As of March 31, 2024, the Company had $11.0 million in cash and cash equivalents, and $11.4 million in outstanding borrowings on its $75.0 million revolving credit facility.

During the first six months of fiscal 2024, the Company generated $36.8 million in cash from operations and invested $22.5 million in net capital expenditures, primarily for new and relocated stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on June 19, 2024 to stockholders of record at the close of business on June 3, 2024.

Growth and Development

During the second quarter of fiscal 2024, the Company opened one store, ending the quarter with a total of 168 stores in 21 states.

Fiscal 2024 Outlook

The Company is raising its fiscal 2024 outlook for daily average comparable store sales growth and diluted earnings per share. The Company is otherwise confirming its previously announced outlook for fiscal 2024. The Company now expects:

	Fiscal 2024 Outlook
Number of new stores	4	to	6
Number of relocations/remodels	4	to	6
Daily average comparable store sales growth	4.0%	to	6.0%
Diluted earnings per share	$1.08	to	$1.18

Capital expenditures (in millions)	$30	to	$39

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q2 FY 2024 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 168 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2024	2023	2024	2023
Net sales	$308,092	283,245	609,842	563,702
Cost of goods sold and occupancy costs	217,735	200,768	430,725	402,506
Gross profit	90,357	82,477	179,117	161,196
Store expenses	69,204	65,192	137,216	128,788
Administrative expenses	9,522	8,605	18,929	16,858
Pre-opening expenses	370	249	908	702
Operating income	11,261	8,431	22,064	14,848
Interest expense, net	(1,177)	(834)	(2,071)	(1,630)
Income before income taxes	10,084	7,597	19,993	13,218
Provision for income taxes	(2,123)	(1,713)	(4,277)	(2,927)
Net income	$7,961	5,884	15,716	10,291

Net income per share of common stock:
Basic	$0.35	0.26	0.69	0.45
Diluted	$0.35	0.26	0.68	0.45
Weighted average number of shares of common stock outstanding:
Basic	22,759,131	22,725,462	22,755,307	22,716,880
Diluted	23,061,119	22,824,673	23,015,842	22,809,189

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$10,970	18,342
Accounts receivable, net	8,741	10,797
Merchandise inventory	117,352	119,260
Prepaid expenses and other current assets	3,806	4,151
Total current assets	140,869	152,550
Property and equipment, net	178,339	169,060
Other assets:
Operating lease assets, net	280,165	287,941
Finance lease assets, net	42,908	45,110
Deposits and other assets	288	395
Goodwill and other intangible assets, net	14,002	14,129
Total other assets	337,363	347,575
Total assets	$656,571	669,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$84,176	80,675
Accrued expenses	32,312	33,064
Term loan facility, current portion	3,688	1,750
Operating lease obligations, current portion	35,859	34,850
Finance lease obligations, current portion	3,860	3,690
Total current liabilities	159,895	154,029
Long-term liabilities:
Term loan facility, net of current portion	—	5,938
Revolving facility	11,400	—
Operating lease obligations, net of current portion	267,293	276,808
Finance lease obligations, net of current portion	45,220	47,142
Deferred income tax liabilities, net	12,789	14,427
Total long-term liabilities	336,702	344,315
Total liabilities	496,597	498,344
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,771,969 and 22,745,412 shares issued at March 31, 2024 and September 30, 2023, respectively, and 22,771,969 and 22,738,915 shares outstanding at March 31, 2024 and September 30, 2023, respectively	23	23
Additional paid-in capital	59,706	59,013
Retained earnings	100,245	111,871
Common stock in treasury at cost, 6,497 shares at September 30, 2023	—	(66)
Total stockholders’ equity	159,974	170,841
Total liabilities and stockholders’ equity	$656,571	669,185

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2024	2023
Operating activities:
Net income	$15,716	10,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,153	14,216
(Gain) loss on impairment of long-lived assets and store closures	(3)	871
Loss on disposal of property and equipment	30	3
Share-based compensation	838	713
Deferred income tax (benefit) expense	(1,639)	149
Non-cash interest expense	9	9
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	1,358	3,358
Merchandise inventory	1,908	(2,297)
Prepaid expenses and other assets	423	373
Income tax receivable	30	166
Operating lease assets	16,661	16,406
(Decrease) increase in:
Operating lease liabilities	(16,768)	(16,940)
Accounts payable	3,883	9,270
Accrued expenses	(752)	(1,731)
Net cash provided by operating activities	36,847	34,857
Investing activities:
Acquisition of property and equipment	(22,183)	(16,978)
Acquisition of other intangibles	(371)	(859)
Proceeds from sale of property and equipment	3	72
Proceeds from property insurance settlements	41	—
Net cash used in investing activities	(22,510)	(17,765)
Financing activities:
Borrowings under revolving facility	293,800	246,500
Repayments under revolving facility	(282,400)	(246,500)
Repayments under term loan facility	(4,000)	(4,000)
Finance lease obligation payments	(1,706)	(1,357)
Dividends to shareholders	(27,306)	(4,543)
Payments of deferred financing costs	(18)	—
Repurchase of common stock	—	(86)
Payments on withholding tax for restricted stock unit vesting	(79)	(180)
Net cash used in financing activities	(21,709)	(10,166)
Net (decrease) increase in cash and cash equivalents	(7,372)	6,926
Cash and cash equivalents, beginning of period	18,342	12,039
Cash and cash equivalents, end of period	$10,970	18,965
Supplemental disclosures of cash flow information:
Cash paid for interest	$989	639
Cash paid for interest on finance lease obligations, net of capitalized interest of $199 and $122, respectively	961	1,005
Income taxes paid	6,466	2,625
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$5,353	2,033
Acquisition of other intangibles not yet paid	283	103
Property acquired through operating lease obligations	9,432	756
Property acquired through finance lease obligations	(45)	1,652

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2024	2023	2024	2023
Net income	$7,961	5,884	15,716	10,291
Interest expense, net	1,177	834	2,071	1,630
Provision for income taxes	2,123	1,713	4,277	2,927
Depreciation and amortization	7,702	7,154	15,153	14,216
EBITDA	18,963	15,585	37,217	29,064
Impairment of long-lived assets and store closing costs	335	871	424	871
Share-based compensation	432	356	838	713
Adjusted EBITDA	$19,730	16,812	38,479	30,648

EBITDA increased 21.7% to $19.0 million for the three months ended March 31, 2024 compared to $15.6 million for the three months ended March 31, 2023. EBITDA increased 28.1% to $37.2 million for the six months ended March 31, 2024 compared to $29.1 million for the six months ended March 31, 2023. EBITDA as a percentage of net sales was 6.2% and 5.5% for the three months ended March 31, 2024 and 2023, respectively. EBITDA as a percentage of net sales was 6.1% and 5.2% for the six months ended March 31, 2024 and 2023, respectively.

Adjusted EBITDA increased 17.4% to $19.7 million for the three months ended March 31, 2024 compared to $16.8 million for the three months ended March 31, 2023. Adjusted EBITDA increased 25.6% to $38.5 million for the six months ended March 31, 2024 compared to $30.6 million for the six months ended March 31, 2023. Adjusted EBITDA as a percentage of net sales was 6.4% and 5.9% for the three months ended March 31, 2024 and 2023, respectively. Adjusted EBITDA as a percentage of net sales was 6.3% and 5.4% for the six months ended March 31, 2024 and 2023, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.